EXHIBIT 4.1
AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
          This Agreement of Resignation, Appointment and Acceptance is made as of            March 29, 2007 by and among that issuer or other person who is identified in Exhibit A attached hereto (the “Exhibit”) as the Issuer (the “Issuer”), Citibank, N.A., a national banking association, duly organized and existing under the laws of the United States (the “Bank”) and The Bank of New York Trust Company, N.A. (BNYTC), a national banking association, duly organized and existing under the laws of the United States and having its principal office in Los Angeles, California.
RECITALS:
          WHEREAS, the Issuer and the Bank entered into one or more trust indentures, paying agency agreements, registrar agreements, or other relevant agreements as such are more particularly described in the Exhibit under the section entitled “Agreements” (individually and collectively referred to herein as the “Agreements”) under which the Bank was appointed in the capacity or capacities identified in the Exhibit (individually and collectively the “Capacities”);
          WHEREAS, the Bank desires to resign from its Capacities under the Agreements; and
          WHEREAS, the Issuer desires to appoint BNYTC as the successor to the Bank in its Capacities under the Agreements; and
          WHEREAS, BNYTC is willing to accept such appointment as the successor to the Bank in its Capacities under the Agreements.
          NOW, THEREFORE, the Issuer, the Bank and BNYTC, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
ARTICLE I
THE BANK
          SECTION 1.01. The Bank hereby resigns from its Capacities under the Agreements.
          SECTION 1.02. The Bank hereby assigns, transfers, delivers and confirms to BNYTC all right, title and interest of the Bank in its Capacities relating to the Agreements provided, however, that from and after the date of this Agreement of Resignation, Appointment and Acceptance (a) the Bank shall continue to be an indemnified party pursuant to the indemnity provisions of section 7.06 of the Indenture regarding any and all matters arising solely while the

Bank was serving in its Capacities under the Agreements (but not thereafter) and (b) with the exception of matters subject to the indemnity provisions of section 7.06 of the Indenture referenced in the preceding subsection (a), the Bank shall have no further claim or entitlement, and the Issuer shall have no further liability or obligation, pursuant to such section 7.06 of the Indenture.
ARTICLE II
THE ISSUER
          SECTION 2.01. The Issuer hereby accepts the resignation of the Bank from its Capacities under the Agreements.
          SECTION 2.02. All conditions relating to the appointment of BNYTC as the successor to the Bank in its Capacities under the Agreements have been met by the Issuer, and the Issuer hereby appoints BNYTC to its Capacities under the Agreements with like effect as if originally named to such Capacities under the Agreements.
ARTICLE III
BNYTC
          SECTION 3.01. BNYTC hereby represents and warrants to the Bank and to the Issuer that BNYTC is qualified and eligible to act in the Capacities under the Agreements.
          SECTION 3.02. BNYTC hereby accepts its appointment to the Capacities under the Agreements and accepts and assumes the rights, powers, duties and obligations of the Bank under the Agreements, upon the terms and conditions set forth therein, with like effect as if originally named to such Capacities under the Agreements.
ARTICLE IV
MISCELLANEOUS
          SECTION 4.01. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the commencement of business on the Effective Date set forth in the Exhibit.
          SECTION 4.02. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          SECTION 4.03. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          SECTION 4.04. The persons signing this Agreement on behalf of the Issuer, BNYTC and the Bank are duly authorized to execute it on behalf of the each party, and each party warrants that it is authorized to execute this Agreement and to perform its duties hereunder.
          SECTION 4.05. The Issuer represents that it is the type of entity as identified in the Exhibit and has been duly organized and is validly existing under the laws of the jurisdiction of its organization as identified in the Exhibit.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, as of the day and year first above written.

Piedmont Natural Gas Company, Inc.

By:	/s/ Robert O. Pritchard

Name: Robert O. Pritchard
Title: Vice President, Treasurer and Chief Risk Officer

Citibank, N.A.

By:	/s/ Louis Piscitelli

Name: Louis Piscitelli
Title: Vice President

The Bank of New York Trust Company, N.A.

By:	/s/ Tina D. Gonzalez

Name: Tina D. Gonzalez
Title: Assistant Treasurer

EXHIBIT A
Issuer: Piedmont Natural Gas Company, Inc., a North Carolina corporation
Effective Date: March 29, 2007
Agreement(s):

	Description of relevant	Citibank’s
Name/Description of transaction	Agreement & Date	Capacity(s)
Piedmont Natural Gas Co., Inc. 5.00% Notes Series E due 12/19/2013	Indenture dated as of 4/1/1993	Trustee, Debt Security Registrar, Paying Agent

Piedmont Natural Gas Co., Inc. 6.00% Notes Series E due 12/19/2033	Indenture dated as of 4/1/1993	Trustee, Debt Security Registrar, Paying Agent

Piedmont Natural Gas Co., Inc. 6.25% Insured Quarterly Notes Series 2006	Indenture dated as of 4/1/1993	Trustee, Debt Security Registrar, Paying Agent

Piedmont Natural Gas Co., Inc. Medium Term Notes Series A	Indenture dated as of 4/1/1993	Trustee, Debt Security Registrar, Paying Agent

Piedmont Natural Gas Co., Inc. Medium Term Notes Series B	Indenture dated as of 4/1/1993	Trustee, Debt Security Registrar, Paying Agent

	Description of relevant	Citibank’s
Name/Description of transaction	Agreement & Date	Capacity(s)
Piedmont Natural Gas Co., Inc. Medium Term Notes Series C	Indenture dated as of 4/1/1993	Trustee, Debt Security Registrar, Paying Agent

Piedmont Natural Gas Co., Inc. Medium Term Notes Series D	Indenture dated as of 4/1/1993	Trustee, Debt Security Registrar, Paying Agent

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